BIOLASE Names Mark J. Nelson Chief Financial Officer

IRVINE, Calif. March 1, 2017 – BIOLASE, Inc. (NASDAQ: BIOL), the global leader in dental lasers, today announced it has appointed veteran financial executive Mark J. Nelson as its Senior Vice President and Chief Financial Officer, effective March 27, 2017. He will report to BIOLASE President and CEO Harold C. Flynn, Jr. and replaces David C. Dreyer, who resigned December 31, 2016 to pursue other opportunities.

Mr. Nelson, 48, brings significant leadership and technical experience in finance and business management from both public and private companies. He has worked effectively in stages of corporate development, from start-up to turnaround to mature industry leader within the healthcare, scientific instrument and consumer packaged goods industries.

Most recently, since December 2015, Mr. Nelson served as the Chief Financial Officer and Chief Operating Officer for Beyond Meat, a branded consumer goods start-up, where he focused on fundraising, manufacturing supply chain redesign, and public company readiness.

Prior to his tenure at Beyond Meat, from April 2013 to November 2015, Mr. Nelson served as Chief Financial Officer and Treasurer of Farmer Brothers Co., where he rebuilt the accounting, finance and internal audit functions, established the company’s investor relations program, put in place several credit facilities, and helped to execute the company’s turnaround through the implementation of a corporate-wide restructuring plan.

“Mark has exactly the right mix of broad financial expertise and general management experience that BIOLASE needs at this pivotal time in our continued transformation,” said Flynn. “He has been both a CFO and a COO and is highly analytical, with deep operational and manufacturing experience implementing robust business processes. He has effectively managed through turnaround and cash constrained situations. We expect his contributions across finance, operations, and corporate development to be crucial in executing our near and long term corporate objectives, and we’re happy to welcome him to the BIOLASE leadership team.”

Mr. Nelson spent the majority of his career in financial and operational positions of increasing responsibility with companies in the medical technology and scientific instruments industries, including Plant Controller at C.R. Bard, Inc.; Finance Director at Thermo Fisher Scientific, Inc.; and as Chief Accounting Officer at Newport Corporation, a leader in precision laser technologies.

During his tenure at Newport Corporation, from April 2010 to April 2013, Mr. Nelson implemented the company’s international shared-service accounting platform, and helped drive M&A activities through the identification and integration of several acquisition targets. Previously, as Vice President and General Manager, he had full P&L responsibility leading the company’s optical components segment.

Mr. Nelson began his career as a Financial Management Program trainee with the General Electric Company.

Mr. Nelson holds a Master of Business Administration degree from the Olin Graduate School of Business at Babson College and a Bachelor of Business Administration degree from the Isenberg School of Management at the University of Massachusetts.

About BIOLASE, Inc.
BIOLASE, Inc. is a medical device company that develops, manufactures, markets, and sells laser systems in dentistry and medicine and also markets, sells, and distributes dental imaging equipment, including digital x-rays and CAD/CAM scanners. BIOLASE’s products are focused on technologies that advance the practice of dentistry to both dentists and their patients. BIOLASE’s proprietary laser products incorporate approximately 255 patented and 90 patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its innovative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold approximately 32,800 laser systems to date in over 90 countries around the world. Laser products under development address BIOLASE’s core dental market and other adjacent medical and consumer markets.

For updates and information on Waterlase® iPlus™, Waterlase Express™ and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolase, Twitter at www.twitter.com/biolaseinc, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc, and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and Waterlase® are registered trademarks of BIOLASE, Inc.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Statements contained in this press release that refer to BIOLASE’s estimated or anticipated future results or other non-historical facts are forward-looking statements, as are any statements in this press release concerning prospects related to BIOLASE’s strategic initiatives and anticipated financial performance. Forward-looking statements can also be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect BIOLASE’s current expectations regarding existing trends, and its strategic initiatives, and speak only as of the date of this release. Actual results may differ materially from BIOLASE’s current expectations depending upon a number of factors affecting BIOLASE’s business. These factors include, among others, adverse changes in general economic and market conditions, competitive factors including but not limited to pricing pressures and new product introductions, uncertainty of customer acceptance of new product offerings and market changes, risks associated with managing the growth of the business, and those other risks and uncertainties that may be detailed, from time-to-time, in BIOLASE’s reports filed with the SEC. BIOLASE does not undertake any responsibility to revise or update any forward-looking statements contained herein.

Contacts:
BIOLASE Harold C. Flynn, Jr. President, CEO	DresnerAllenCaron Michael Mason (Investors) mmason@dresnerallencaron.com

949-226-8100 hflynn@biolase.com	212-691-8087 Rene Caron (Investors)

rcaron@dresnerallencaron.com

Len Hall (Media)

lhall@dresnerallencaron.com
949-474-4300